Exhibit 3

Form of IRREVOCABLE PROXY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of Jones Energy, Inc., a Delaware corporation (the “Corporation”), is the record owner of the number of shares of Class A common stock, par value $.001 per share (the “Class A Common Stock”), of the Corporation set forth on the signature page hereto, and the undersigned hereby grants to, and appoints, Mr. Jonny Jones (the “Proxy Holder”) the attorney-in-fact and proxy of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned’s voting rights with respect to all shares of Class A Common Stock owned by the undersigned as of the date hereof or acquired by the undersigned from and after the date hereof.  The undersigned hereby affirms that this proxy is coupled with an interest and is irrevocable; provided, however, that nothing contained herein shall restrict the ability of the undersigned to sell, transfer or otherwise dispose of the shares of Class A Common Stock covered hereby, upon which the irrevocable proxy granted hereby shall terminate unless such sale, transfer or disposition is to an affiliate of the undersigned.  The undersigned hereby ratifies and confirms all that the proxy may lawfully do or cause to be done by virtue hereof.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has set forth the undersigned’s hand this 6th day of July, 2017.

[ENTITY NAME]:

By:

Trustee